Exhibit 99.1

MEDIA CONTACT:
Christopher Spina
Christopher_Spina@FreddieMac.com
703-388-7031

Freddie Mac Names Heidi Mason General Counsel

MCLEAN, Va. (Feb 14, 2022) Freddie Mac (OTCQB: FMCC) today appointed Heidi Mason as executive vice president and general counsel, bringing 25 years of experience in mortgage lending, financial services, consumer protection and securities law to Freddie Mac. Mason will assume general counsel responsibilities from executive vice president and chief administrative officer Jerry Weiss, who has served as interim general counsel since March 2021. Mason will join the company on March 7. Weiss will continue serving as Freddie Mac’s chief administrative officer.
“I’m very pleased to announce that Heidi Mason will join Freddie Mac as our executive vice president and general counsel,” said Michael DeVito, CEO of Freddie Mac. “Heidi brings deep expertise in areas across the legal spectrum, including in mortgage lending, servicing, credit access and regulatory matters, among others. I have no doubt she quickly will become a valuable member of Freddie Mac’s executive team. I want to thank Jerry Weiss for his invaluable service to the Board of Directors and senior management as interim general counsel, where he led the company through a number of complex legal, regulatory, business and governance matters.”
Mason joins Freddie Mac from ElevateNext Law, a majority-woman owned law firm, where she served as a partner and provided legal, consulting and regulatory compliance services to financial services companies across the United States. Previously, she spent 17 years at Wells Fargo, serving as executive vice president and senior deputy general counsel. During her tenure at Wells Fargo, Mason led the legal support for its consumer businesses. She formerly served as head of the corporate legal team, where she oversaw enterprise-wide legal support of corporate governance, employment law, and a host of other areas.
Mason received a bachelor’s degree from Iowa State University and her juris doctorate from Georgetown Law Center.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders, investors and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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